EXHIBIT 99.1

About Your Company

Cincinnati Financial Corporation was formed in 1968 and now operates through six subsidiaries. The Cincinnati Insurance Company, founded in 1950, leads the property casualty insurance group. The Cincinnati Casualty Company and The Cincinnati Indemnity Company round out that group, known for its strong customer focus on a select group of fewer than 1,000 independent insurance agencies that market its broad range of business and personal policies in 31 states. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities, while CFC Investment Company complements the insurance subsidiaries with leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

1	Financial Highlights

Financial highlights provide a snapshot of your company’s financial performance and strength.

2	To Our Shareholders

A letter from the chairman and chief executive officer discusses events of 2004, your company’s performance and issues that may affect it in 2005 and beyond.

7	Condensed Balance Sheets and Income Statement

8	Six-year Summary of Financial Information

9	Financial Performance Overview

2004 results for property casualty insurance operations, including commercial lines and personal lines; life insurance operations; and investment operations.

12	Around the Corner, Around the Clock

Cincinnati’s field associates live and work in the communities they serve, always available to the independent agents who represent your company. Cincinnati streamlines its field structure by eliminating branch office bureaucracy. Read about a day in one of Cincinnati’s field territories: Middle Tennessee.

21	Corporate Directors and Officers

22	Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures

25	Annual Report on Form 10-K

In the Annual Report on Form 10-K, a report required by the U.S. Securities and Exchange Commission of all publicly traded companies, we describe your company’s operations, its results and three-year trends, giving clear and thorough explanations with supporting data.

Appendix
          Subsidiary Directors and Officers

Inside Back Cover
          Shareholder Information, Common Stock Price and Dividend Data

This report contains forward-looking statements that involve potential risks and uncertainties. Please see Management’s Discussion and Analysis in the Annual Report on Form 10-K, beginning on Page 25, for factors that could cause results to differ materially from those discussed.

Financial Highlights

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions except share data)	Years ended December 31,

	2004	2003	Change %

Income Statement Data
Net income	$584	$374	56.0
Negotiated settlement – software cost recovery	–	15	–
Net income before recovery*	$584	$359	62.4
Net realized investment gains and losses	60	(27)	324.0
Net income before realized investment gains and losses before recovery*	$524	$386	35.6

Per Share Data (diluted)
Net income	$3.44	$2.20	56.4
Negotiated settlement – software cost recovery	–	0.09	–
Net income before recovery*	$3.44	$2.11	63.0
Net realized investment gains and losses	0.36	(0.16)	325.0
Net income before realized investment gains and losses before recovery*	$3.08	$2.27	35.7
Cash dividends declared	1.09	0.95	14.7
Book value	37.38	36.85	1.4

Balance Sheet Data
Total assets	$16,107	$15,509	3.9
Shareholders’ equity	6,249	6,204	0.7
Average shares outstanding	170	170	–

Ratio Data
Statutory combined ratio	89.4%	94.2%
Statutory combined ratio (adjusted)*	89.4	95.0
Return on equity	9.4	6.3
Return on equity based on comprehensive income	4.6	13.8

Over the past five years, revenues have risen at a compound annual rate of 11.2 percent due to growth in total earned premiums and investment income.

2004 net income reached a record high. Cash dividends paid to shareholders have risen at a 11.3 percent compound annual rate over the past five years. The indicated annual dividend rate rose 15 percent in February 2005 as the board increased the quarterly cash dividend and declared a 5 percent stock dividend.

Book value rose to $37.38 per share at year- end 2004 as strong earnings offset lower unrealized gains in the investment portfolio.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

To Our Shareholders:

Your company has never been stronger. This is true for our financial condition and results as well as business operations and prospects.

Financially, most performance measures surpassed last year’s all-time highs. 2004 was a record-setting year in terms of assets, shareholders’ equity, book value, revenues, profits from insurance underwriting, income from our investment portfolio and net income.

Assets stood at $16.107 billion at year-end. Strong earnings more than offset lower unrealized gains in the investment portfolio, taking shareholders’ equity to $6.249 billion, or a book value of $37.38 per share, up from year-end 2003’s $6.204 billion, or $36.85 per share.

Net income for 2004 rose $210 million to $584 million, or $3.44 per diluted share, including net realized investment gains of 36 cents per share. Total revenues advanced 13.6 percent to $3.614 billion, with total earned premiums up 9.9 percent to $3.020 billion; pretax investment income up 5.7 percent to $492 million; and pretax realized investment gains of $91 million.

Those 2004 results benefited from profitable current-year underwriting and a higher than normal level of favorable development of prior-year loss reserves, including the release of reserves for uninsured/ underinsured motorist (UM/UIM) losses following an Ohio Supreme Court decision late in 2003. Overall, pretax property casualty underwriting profits totaled $298 million. On a statutory basis, our combined ratio improved to 89.4 percent versus an estimated 97.6 percent industrywide, and net written premiums grew 6.5 percent versus 4.8 percent estimated industry growth.

Learn More:
See Form 10-K Page 31

Aside from the atypically high release of reserves into 2004 earnings, your company is working toward similar solid operating results in 2005. We anticipate mid-single-digit growth of property casualty premiums and a combined ratio in the range of 91 percent. This estimate counts on a return to more typical levels of favorable reserve development and catastrophe losses, which also were higher than usual in 2004. And with plans to allocate new investment dollars to fixed-income securities through the first half of the year, we estimate that the 2005 growth rate of pretax investment income may again be in the range of 5 percent to 6 percent.

The impact of these anticipated strong operating trends will be tempered in 2005 by the adoption of option expensing and slightly higher interest expense on long-term debt, which increased modestly with our November 2004 issue of $375 million of senior notes. Additionally, shareholder dividends and CFC stock repurchases will continue to use cash flow that could otherwise be invested to generate investment income. However, your company’s positive earnings trends and strong capital position give us the financial flexibility to manage for the long term. We willingly incur expenses when they support and extend your company’s strategic advantages. Among those advantages: A history of rewarding shareholders with steadily increasing dividends; stock option plans that help associates at all levels of the company become responsible owners with vested interests in creating value for shareholders; and a unique, scalable company structure, with a single headquarters housing all of the support staff for the large, fully distributed field force that serves our agent customers and their clients.

Property casualty net earned premiums increased 10.0 percent in 2004. Measuring premiums on the statutory basis commonly used for industry comparison, net written premiums rose 6.5 percent, and the company continued its track record of outpacing industry growth, which was estimated at 4.8 percent for the year.

Over the past five years, assets grew at a 6.4 percent compound annual rate, primarily because of 4.5 percent compound annual growth in invested assets.

John J. Schiff, Jr., CPCU, chairman, president and
chief executive officer

More than 260 members of that field force responded to hurricane claims in 2004, making a tremendous effort under difficult conditions to assist an estimated 7,000 policyholders, mainly in Florida and Alabama, who experienced approximately $134 million of losses. During the two weeks each volunteer was away, other members of their local units in 29 states stepped up to cover their regular assignments, seamlessly continuing the usual high level of service for local claimants.

Shareholders, agents, policyholders, associates... While so much of the business world’s focus today is on analyzing numbers, efficiently transacting business and opportunistically maximizing quarterly profits, we still explain our strengths in terms of serving people, effectively managing relationships and building long-term financial strength. This bias is organic — it grows directly out of the company structure described above. Our structure puts field and headquarters associates, on all levels, in touch daily with the agents and policyholders whose financial stability and prosperity depend on our actions. It was our structure that kept us grounded as we noted industry and company developments in 2004 and acted to shape measured, respectful responses we feel will pass the test of time:

Noted: Competition in our commercial markets is increasing. The industry has recovered from past underwriting losses and added to policyholder surplus.

Learn More:
See Form 10-K Page 9

Competition for market share may arise in some business lines and regions, tempting carriers to begin pricing coverages less adequately.

Action: Cincinnati is maintaining pricing discipline for both renewal and new business. Our agents, field marketing representatives and headquarters underwriters sharpened their already exceptional underwriting skills as we re-underwrote commercial accounts over the past few years. Their accomplishments and firmly established good habits put us in a position of strength as competition increases. While our agents reported only modest pressure on renewal pricing as 2004 came to a close, they are communicating that winning new business now requires more pricing flexibility and careful risk selection. We want to remain our agents’ carrier of choice for their quality business and believe that we can use our case-by-case approach to create opportunities in this type of marketplace. Our field marketing associates and agents will work together to select risks and respond appropriately to local pricing trends. They have proven they are capable of balancing risk and price to achieve growth in new business over the longer term.

We believe renewals of our three-year commercial policies are somewhat less price sensitive thanks to the value-oriented clientele our agencies tend to attract. Customized insurance programs on a three-year term complement the relationships these policyholders have with their agents and with Cincinnati. For three years, or even over decades, those policyholders have experienced Cincinnati’s local claims service with a personal touch, benefited from our customized coverage packages and relied on our high financial strength ratings. High perceived value of the Cincinnati policy may deter annual price shopping.

Noted: Legislators have not yet renewed TRIA, a federal program requiring insurers to cover certain terror losses while capping their potential losses. The 2002 law sunsets at the end of 2005, and carriers that depended on the cap may be challenged to manage their exposures to terror risk with limited terrorism reinsurance available.

Action: Cincinnati has never depended on the cap. We priced our terror coverage reasonably, aware that our three-year commercial policies would remain in force past TRIA’s potential expiration. This approach effectively spreads our risk, with about 85 percent of accounts purchasing coverage, a much higher acceptance rate than most insurers have reported. To further manage our exposure, we adjusted underwriting guidelines and negotiated reinsurance coverage, giving up just a few accounts that didn’t fit our risk profile. We believe even the lower-risk, Main Street policyholders we typically underwrite need affordable peace-of-mind insurance against terrorism, and we are continuing to provide it.

Learn More:
See Form 10-K Page 44

Noted: Industrywide, year-over-year personal lines rate filings have reached a plateau. This could indicate that price softening is on the way even before Cincinnati’s personal lines operation achieves a return to profitability.

Action: Cincinnati continued making progress in 2004, driving toward a profit in personal lines for full-year 2005. Personal auto results reached their best level in the past five years and homeowner results are improving. We continue to estimate that the homeowner line is on track to produce profits in 2006, Over the past two years, we have effected substantial rate increases and changes in terms and conditions. Because we have historically marketed three-year homeowner policies, we have yet to realize the full benefits of these changes as they flow through all renewal policies. And while we are moving to one-year homeowner policies with the introduction of our Diamond processing system, that major technology initiative itself has a long duration, as specific rules and rates for each state are separately programmed and rolled out sequentially. At year-end 2004, Diamond was in use in states that represent 59 percent of personal lines premium volume. By the end of 2005, that should be 90 percent, and Diamond should have new account billing features that make it more convenient for agents and policyholders.

The appeal of Cincinnati personal lines rests mainly on superior claims service, not a small thing when policyholders see four hurricanes in a single year. It also comes from solid products and packages, like the recently improved Executive Classic homeowner policy that we are in the process of delivering to various states. Additionally, changes in our rate structure scheduled to become effective in many territories by mid-year should position our personal lines products appropriately in the marketplace. Cincinnati remains committed to personal lines over the long term. This business brings our agents opportunities to nurture relationships with individuals who are centers of influence in their communities and who may themselves control commercial accounts.

Noted: The New York attorney general sued a large insurance brokerage firm. High-profile investigations have led to heightened regulatory and legal scrutiny of industry marketing and compensation practices. State regulators are surveying their domiciled insurers. Potential exists for overly broad and disruptive new regulations.

Action: Cincinnati is cooperating fully with state insurance departments. We have completed their surveys of company practices and commented on drafts of model regulations, urging that any new rules recognize practical considerations. Cincinnati markets our products only through licensed, appointed agents who are contracted to represent the company. We have no broker contracts. We offer total compensation that appropriately recognizes the results of our agents’ marketing and frontline

The company historically has maintained its ratio of net written premiums to statutory surplus below the industry average. The lower the ratio, the stronger an insurer’s security for policyholders and its capacity to support business. In August 2004, the company transferred equity securities to the property casualty subsidiary. The transfer accounted for most of the reduction in the ratio from year-end 2003.

The ratio of statutory adjusted capital and surplus to liabilities for Cincinnati Life remained more than three times the estimated industry average in 2004, reflecting the financial stability of Cincinnati Life. The higher the ratio, the stronger an insurer’s security for policyholders and its capacity to support business growth.

underwriting, as well as the service they provide to policyholders on our behalf. Our profit-sharing contract increases rewards for those whose Cincinnati business in total is profitable over several years and who pay their accounts promptly.

Moreover, we have fewer than 1,000 agency relationships, so we know the people who manage each agency. Agents market our products within a limited radius of their offices, primarily serving people they will meet again and again, not large, price-sensitive accounts that come and go. They truly are independent agents: That generally means they find the best value for each client by navigating the healthy competition among carriers, weighing risk tolerance and appetite, coverage and terms, service and price. At last count, our agents reported holding contracts with four to 12 insurers, on average, and each one asks for their business. In our marketplace, we believe competition is real.

Noted: A. M. Best Co. reported that negative rating outlooks outpaced positive outlooks by more than a 3-to-1 margin in December 2004. Best, which assesses the ability of insurers to meet obligations to policyholders, has a positive outlook on your company and awards us the A++ rating earned by less than 2 percent of insurer groups. However, that judgment is subject to constant review. Ratings agencies believe that industry issues, exposures, legal and regulatory actions and inactions have created a volatile and uncertain climate that requires a cushion to absorb potential adversity.

Learn More:
See Form 10-K Page 7

Action: We took specific steps in 2004 to protect Cincinnati’s high insurer financial strength ratings and the marketing advantage these ratings give our agents. Rating agencies carefully monitor risk factors that could affect our property casualty group’s already strong surplus position. To increase the predictability of that position, we added $100 million of coverage to our catastrophe reinsurance program, for a total of $500 million.

We also sought to reduce the group’s ratio of common stock to statutory surplus, which had been maintained below 100 percent throughout the 1990s. At year-end, the ratio had improved 11.2 percentage points to 103.5 percent. This progress arose from a temporary increase in the group’s allocation of new investments to almost 100 percent fixed income securities, versus our historic allocation of 65 percent to 75 percent. We also reduced by $356 million our positions in common stocks that no longer met our investment parameters, buying fixed income and convertible securities with the proceeds. We plan to monitor the ratio of common stocks to surplus while resuming the total-return investing that has been the cornerstone of our very successful investment philosophy.

Noted: The status of our parent company under the Investment Company Act of 1940 was uncertain. This Act, established to regulate mutual funds and similar companies, has a series of tests to determine if restrictions apply that could affect operating methods, management,

In Tribute to Robert C. Schiff

Retired November 12, 2004

Bob Schiff retired November 12, 2004, from the boards of directors for Cincinnati Financial and its four insurance subsidiaries. On February 5, 2005, the board named him director emeritus.

Bob retired in 2004 as chairman of Schiff, Kreidler-Shell, Inc., a large, Cincinnati-area insurance agency. He formed Schiff, Kreidler Shell in 1984, leaving his position as senior vice president of Cincinnati Insurance to expand his agency business. His agent career began in 1945, after graduation from The Ohio State University, where he played third base on the baseball team.

A charter director of both Cincinnati Insurance in 1950 and Cincinnati Financial in 1968, Bob is the last living company founder. In the early years, Bob emphasized what would become one of the company’s enduring competitive advantages: the company should carefully select its agents, then offer products and underwrite accounts giving those agents broad flexibility to adapt the policy to each client’s specific needs. Bob’s confidence in the professionalism of our agents continued over his 59-year career. To this day, he believes their personal relationships in the community can lead to prosperity for an insurance company smart enough to respect their local knowledge.

capital structure, dividends and transactions with affiliates. The Act and its tests came to our attention during a review prior to our planned debt offering. The Cincinnati Financial parent company had a ratio of invested assets to total assets above 40 percent, a level that could potentially trigger this regulation.

Action: Your company acted in good faith by moving the invested assets ratio below 40 percent. At December 31, 2004, the ratio of investment securities held at the parent-company level to total parent-company-only assets was 36.3 percent, following the transfer of equity securities to The Cincinnati Insurance Company from the parent company in August 2004.

While meeting the ratio test has removed all uncertainty about our current status, we believe it is in our shareholders’ interests to further clarify that the parent company is not subject to the Act’s provisions in the future or past. We have requested an exemption under provisions of the Act, based on our belief that the parent company is primarily engaged in the business of insurance through its subsidiaries. The Act provides for exemptions for companies not primarily engaged in the investment business. We understand that responses to exemption requests generally are considered within 12 to 18 months.

From our grounded, commonsense perspective, the parent company exists to provide financial flexibility to the insurance subsidiaries. Its substantial assets are another level of capital resources for the insurance subsidiaries, and it has the ability to tap the debt markets. All of this supports your company’s ability to be a stable, consistent market for our agents’ business through all phases of economic and insurance cycles.

Learn More:
See Form 10-K Page 51

Your company’s consistency and stability was highlighted for shareholders on February 5, 2005, when the board of directors increased the quarterly cash dividend 10.9 percent to 30 1/2 cents per share, setting the stage for a 45th straight year of higher dividends. At the same time, the board declared a 5 percent stock dividend payable April 28 to shareholders of record on April 6. Taken together, the two actions represent a 15 percent increase in the indicated annual cash dividend to $1.20 1/2 per share. Another way your company increases your return is by repurchasing our common shares. In 2004, we repurchased 1,571,800 shares at a total cost of $66 million. Approximately 3.7 million shares remain authorized by the board of directors for repurchase. We anticipate continuing this program at a modest level, offsetting dilution from stock option grants.

Cincinnati Financial’s compound annual total return to shareholders over the five years ended December 31, 2004, was a positive 10.8 percent annually compared with a negative 2.3 percent compound annual total return for the Standard & Poor’s 500 Index.

Our measured, people-centered approach works. With talented associates and solid relationships in place and time-tested strategies to support them, we believe we are primed for continued strong performance.

Respectfully,

/s/    John J. Schiff, Jr.
John J. Schiff, Jr., CPCU
Chairman, President and
Chief Executive Officer

March 4, 2005

Consolidated pretax investment income rose 5.7 percent in 2004. Dividend increases announced during 2004 by companies whose common stock is in the portfolio are expected to add $15 million to investment income in 2005.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

Condensed Balance Sheets and Income Statements

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions)	Years ended December 31,
	2004	2003

Assets
Investments	$12,677	$12,485
Cash	306	91
Premiums receivable	1,119	1,060
Reinsurance receivable	680	623
Other assets	1,325	1,250

Total assets	$16,107	$15,509

Liabilities
Insurance reserves	$4,743	$4,440
Unearned premiums	1,539	1,446
Deferred income tax	1,834	1,949
6.9% senior debentures due 2028	420	420
6.125% senior notes due 2034	371	0
Other liabilities	951	1,050

Total liabilities	9,858	9,305

Shareholders’Equity
Common stock and paid-in capital	988	658
Retained earnings	2,057	1,986
Accumulated other comprehensive income—unrealized gains on investments and derivatives	3,787	4,084
Treasury stock at cost (2004—18 million shares, 2003—16 million shares)	(583)	(524)

Total shareholders’ equity	6,249	6,204

Total liabilities and shareholders’ equity	$16,107	$15,509

(Dollars in millions except per share data)	Years ended December 31,
	2004	2003	2002

Revenues
Earned premiums	$3,020	$2,748	$2,478
Investment income, net of expenses	492	465	445
Realized investments gains and losses	91	(41)	(94)
Other income	11	9	14

Total revenues	3,614	3,181	2,843

Benefits and Expenses
Insurance losses and policyholder benefits	1,846	1,887	1,826
Commissions	615	536	472
Other operating expenses	353	278	266

Total benefits and expenses	2,814	2,701	2,564

Income Before Income Taxes	800	480	279

Provision for Income Taxes	216	106	41

Net Income	$584	$374	$238

Per Common Share
Net income—basic	$3.47	$2.22	$1.40
Net income—diluted	$3.44	$2.20	$1.39

Six-year Summary of Financial Information

Cincinnati Financial Corporation and Subsidiaries

(In millions except share data)	Years ended December 31,
	2004	2003	2002	2001	2000	1999

Financial Highlights
Net income	$584	$374	$238	$193	$118	$255
One-time items*	–	15	–	–	(25)	–
Net income before one-time items*	584	359	238	193	143	255
Net realized investment gains and losses	60	(27)	(62)	(17)	(2)	–
Net income before net realized investment gains and losses, before one-time items*	524	386	300	210	145	255
Comprehensive income	287	815	(232)	150	744	107

Per Share Data (diluted)
Net income	$3.44	$2.20	$1.39	$1.13	$0.70	$1.44
One-time items*	–	0.09	–	–	(0.15)	–
Net income before one-time items*	3.44	2.11	1.39	1.13	0.85	1.44
Net realized investment gains and losses	0.36	(0.16)	(0.36)	(0.10)	(0.01)	–
Net income before net realized investment gains and losses, before one-time items*	3.08	2.27	1.75	1.23	0.86	1.44
Cash dividends declared	1.09	0.95	0.85	0.80	0.72	0.65
Book value	37.38	36.85	33.00	35.30	35.49	31.87

Ratio Data
Investment yield-to-cost (pretax)	7.2%	7.5%	7.9%	8.1%	8.4%	8.1%
Debt-to-capital	11.2	8.9	9.7	9.2	9.4	9.6
Return on equity (ROE) before one-time items*	9.4	6.0	4.1	3.2	2.5	4.6
ROE based on comprehensive income	4.6	13.8	(4.0)	2.5	13.1	1.9

Property Casualty Insurance Operations (Statutory)
Written premiums	$2,997	$2,815	$2,613	$2,590	$1,881	$1,681
Written premiums (adjusted)*	3,026	2,789	2,496	2,188	1,936	1,681
Earned premiums	2,919	2,653	2,391	2,073	1,828	1,658
Loss ratio	49.8%	56.1%	61.5%	66.8%	71.1%	61.6%
Loss expense ratio	10.3	11.6	11.4	10.1	11.4	10.0
Underwriting expense ratio	29.3	26.5	25.5	22.6	30.0	28.8
Combined ratio (reported)	89.4%	94.2%	98.4%	99.5%	112.5%	100.4%
Combined ratio (adjusted)*	89.4%	95.0%	99.6%	103.6%	109.9%	100.4%
Policyholders’ surplus	4,191	2,783	2,340	2,533	3,172	2,852

Commercial Lines Property Casualty Insurance Operations (Statutory)
Written premiums	$2,186	$2,031	$1,905	$1,827	$1,275	$1,100
Written premiums (adjusted)*	2,209	2,009	1,795	1,551	1,326	1,100
Earned premiums	2,126	1,908	1,721	1,453	1,232	1,088
Loss ratio	43.4%	51.2%	57.8%	62.6%	71.1%	61.4%
Loss expense ratio	10.9	12.7	12.5	11.8	12.9	11.4
Underwriting expense ratio	29.4	27.0	25.0	22.3	33.2	28.4
Combined ratio (reported)	83.7%	90.9%	95.3%	96.7%	117.2%	101.2%
Combined ratio (adjusted)*	83.7%	91.6%	96.8%	100.7%	114.4%	101.2%

Personal Lines Property Casualty Insurance Operations (Statutory)
Written premiums	$811	$784	$708	$763	$606	$581
Written premiums (adjusted)*	817	780	701	637	610	581
Earned premiums	793	745	670	620	596	570
Loss ratio	66.7%	68.8%	71.0%	76.7%	71.1%	62.1%
Loss expense ratio	8.9	8.9	8.7	6.2	8.1	7.3
Underwriting expense ratio	29.0	25.2	26.8	23.0	31.4	28.4
Combined ratio (reported)	104.6%	102.9%	106.5%	105.9%	110.6%	97.8%
Combined ratio (adjusted)*	104.6%	103.9%	106.8%	110.4%	108.4%	97.8%

Life Insurance Operations (Statutory)
Written premiums	$176	$127	$206	$93	$129	$404
Net income before realized investment gains and losses	26	27	20	21	28	25
Net income	28	20	17	15	30	21
Life insurance face amount in force	44,921	38,492	32,486	27,534	23,525	17,900
Admitted assets excluding separate account business	1,713	1,572	1,477	1,329	1,201	1,392
Risk-based capital
Total adjusted capital	491	443	420	457	503	427
Authorized control level risk-based capital	47	50	47	44	76	75

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles

Financial Performance Overview

Favorable market trends of the past several years, careful attention to underwriting and sustained efforts of our independent agents and associates all contributed to the record results of 2004. A highlight was the property casualty underwriting profit of $298 million pretax, more than double last year’s level. Looking across your company’s business, we see many trends that we believe will help us continue to provide high quality insurance products for policyholders and long-term value for shareholders.

This is a brief overview of 2004 financial results. We encourage you to read the Management’s Discussion and Analysis, which begins on Form 10-K Page 23. That section of the Form 10-K provides a detailed look at management’s view of the results of operations and liquidity and capital resources.

Property Casualty Insurance Operations

Statutory net written premiums of the property casualty insurance affiliates rose 6.5 percent to a record $2.997 billion for 2004. To restore affected layers of the property catastrophe reinsurance programs, the company incurred $11 million in reinsurance reinstatement premiums, which reduced the growth rate of full-year 2004 net written premium by 0.4 percentage points. Agencies wrote $330 million of direct new business premiums in 2004 compared with $328 million in 2003.

Despite unusually high catastrophe losses, our full-year GAAP combined ratio was ahead of even our expectations at 89.8 percent. The ratio reflected higher than normal savings due to favorable loss reserve development from prior accident years, including a 1.1 percentage-point benefit from the first-quarter release of UM/UIM reserves. Total 2004 catastrophe losses reached $148 million, net of reinsurance, compared with $97 million in 2003. Events of 2004 showed the value of our catastrophe reinsurance program, which limits losses from catastrophe events such as wind, hail, hurricanes or earthquakes. For the year, total gross losses from hurricanes and other severe weather exceeded $231 million compared with $103 million in 2003.

Learn More: See Form 10-K Page 33

Statutory surplus for the property casualty insurance group was $4.191 billion at year-end 2004, compared with $2.783 billion at year-end 2003, primarily because of the transfer of equity securities in August 2004 from the parent company. The property casualty insurance group’s ratio of common stock holdings to statutory surplus was 103.5 percent at year-end 2004, improved from 114.7 percent at year-end 2003.

By offering both commercial and personal insurance, we aim to be a potential market for our agents’ typical accounts, helping them develop the multiple relationships that increase policyholder retention. This strategy has produced strong results over time, but the challenges are different in commercial lines and personal lines, as we discuss below.

Commercial Lines

Statutory net written premiums for commercial lines of insurance rose 7.6 percent to $2.186 billion in 2004. The $6 million commercial lines share of the reinsurance reinstatement premiums reduced the full-year growth rate by 0.3 percentage points.

Within the commercial lines and personal lines sectors, Cincinnati continues to be a market for 75 percent of the risks typically served by our local independent agencies.

Despite unusually high catastrophe losses, the company sustained its record as an industry profitability leader in 2004. A ratio under 100 percent indicates that an insurer paid out less in claims and expenses than it received in premiums during the calendar year.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

Agencies wrote $282 million in direct new business premiums in 2004, up 5.2 percent from $268 million in 2003. The commercial lines GAAP combined ratio for 2004 improved to 84.1 percent, including favorable loss reserve development from prior accident years and a 1.5 percentage-point benefit from the release of UM/UIM reserves.

Learn More: See Form 10-K Page 35

Our agents, field representatives and headquarters underwriters have experienced the value of skilled underwriting as their efforts have generated positive results for the commercial lines area. They continue the efforts that have brought us to where we are today, taking advantage of our local market presence as, together with our agents, field representatives conduct renewal reviews and personally inspect risks.

Personal Lines

Statutory net written premiums for personal lines of insurance rose 3.4 percent to $811 million in 2004. The $5 million personal lines share of the reinsurance reinstatement premiums reduced the growth rate by 0.6 percentage points. Agencies wrote $48 million in direct new business premiums in 2004, compared with $60 million in 2003. The personal lines GAAP combined ratio for 2004 was 105.0 percent, including 9.7 percentage points from catastrophe losses.

During 2004, we moved closer to achieving our two key personal lines objectives: returning to profitability and deploying Diamond, our personal lines policy processing system, to all states where we market personal lines.

Learn More: See Form 10-K Page 40

Measuring our progress toward personal lines profitability, the loss and loss expense ratio excluding catastrophe losses improved 4.4 percentage points for the full year, due to improved performance in both the personal auto and homeowner lines of business. Some of the improvement in loss trends was masked by high catastrophe losses, the reinsurance reinstatement premiums and an uneven expense ratio comparison affected by the software cost recovery in 2003 and expensing of Diamond costs in 2004.

Personal auto results reached their best level in the past five years, with the loss and loss expense ratio excluding catastrophe losses at 65.1 percent. Homeowner progress remained slow because some three-year policies have yet to renew with one-year policy terms. However, the full-year loss and loss expense ratio excluding catastrophe losses for the homeowner line improved to 69.3 percent. Rate changes scheduled to become effective starting mid-2005 in many territories should position our personal lines products appropriately in the marketplace. The homeowner line remains on track to become profitable in 2006.

By year-end 2004, training was complete and Diamond was in use in agencies in five states that accounted for 59 percent of personal lines earned premium volume in 2004. By year-end 2005, we expect to have Diamond in place in states representing more than 90 percent of personal lines earned premiums.

Life Insurance Operations

For 2004, The Cincinnati Life Insurance Company’s

Cincinnati Life’s net earned premiums rose again in 2004 as the company’s ordinary life insurance products continued to gain acceptance among property casualty agents.

During 2004, face amounts of life policies in force grew 16.7 percent in strong response to Cincinnati Life’s current product portfolio, underwriting and policy issue services.

earned premiums increased 5.5 percent to $101 million. Net income before realized investment gains and losses increased 13.8 percent over 2003. For the year, net income including net realized investment gains and losses – a performance indicator for Cincinnati Life – rose to $38 million from $22 million for 2003. Realized gains in Cincinnati Life’s investment portfolio were $6 million in 2004 compared with realized losses of $7 million in 2003.

We continue building life insurance relationships with the company’s independent property casualty agencies. We anticipate increased interest in worksite marketing with the addition in 2004 of a new disability income product and an enhanced life insurance product portfolio. In 2005, we are introducing sales modules that support agents as they concentrate on fulfilling the insurance needs of specific types of clients and prospects. This program will make it easier for our property casualty agencies to offer life, disability income and annuities through Cincinnati Life.

Learn More: See Form 10-K Page 45

Investment Operations

Consolidated pretax investment income rose 5.7 percent in 2004, benefiting from higher interest income due to cash flow invested in the fixed-income portfolio and from dividend increases by companies in the equity portfolio. Fifth Third Bancorp and another 32 of the 51 companies whose common stock is in the portfolio announced dividend increases during 2004 that are expected to add $15 million to investment income in 2005.

Learn More: See Form 10-K Page 47

Net realized investment gains were $91 million pretax in 2004, including $6 million in other-than-temporary impairment charges and $10 million in gains from fluctuation of market values of options embedded in convertible securities.

The market value of consolidated equity securities was $7.498 billion at year-end 2004, down from $8.217 billion at year-end 2003. The decline resulted from $356 million in net equity sales, which accounted for the majority of the net realized investments gains, as well as market value fluctuations of the company’s common stock holdings. The market value of consolidated fixed-maturity investments rose 21.5 percent to $5.141 billion at year-end 2004. During 2004, the company made approximately $563 million in net new investments using cash flow and existing cash balances. For most of the year, cash flow for new investments was allocated to fixed-income securities, including corporate and municipal bonds.

Cincinnati Financial’s consolidated investment portfolio includes both fixed-income and equity securities. The equity investing approach focuses on a select group of companies with histories of dividend increases and potential for appreciation. This total-return strategy has helped build the company’s financial strength, creating liquidity to meet short-term obligations and strong capitalization to meet long-term objectives.

Around the Corner, Around the Clock

More than 1,100 associates of The Cincinnati Insurance Companies live and work in communities across the country. They call on their experience and strong local knowledge to serve the 986 agencies that represent Cincinnati in 31 states.

Supported by associates at Cincinnati’s headquarters, these field associates translate the company’s relationship-based business philosophy into daily actions. They work from their homes, providing service and making decisions unencumbered by branch office bureaucracy. Working closely together, Cincinnati and the independent agents who represent the company provide quality financial protection for the people and businesses they serve. In the next few pages, we present a timeline of events during a day in one of Cincinnati’s 92 field marketing territories. As you read along, you can follow the activities of the agency staff and the Cincinnati representatives who serve them. These associates demonstrate the company’s belief that the best way to bring value to consumers – and profitable growth to the company – is through the independent Cincinnati agent.

Middle Tennessee Territory

Cincinnati appointed its first Tennessee agencies in 1968. The Middle Tennessee territory was formed in 1997 from a subdivision of Tennessee. The territory’s 16 agencies serve 23 counties. The territory spans from the Tennessee-Kentucky border on the north to Tullahoma on the south and from Cookeville on the east to Waverly on the West.

Cincinnati team members serving the territory

•	1 field marketing representative

•	1 field claims manager

•	7 field claims representatives

•	1 loss control specialist

•	1 machinery and equipment specialist

•	1 field auditor

•	1 bond representative

•	1 life marketing director

•	Headquarters underwriters and other associates

The Cincinnati Insurance Company’s Middle Tennessee territory, like all of Cincinnati’s 92 field marketing territories, wakes up early. The Cincinnati team is getting ready for a day of person-to-person business.

5:30 a.m. – A Murfreesboro residence

Nick Burgdorf, this territory’s field marketing representative, begins his day at 5:30 a.m. In his home-based office in Murfreesboro, he reviews business insurance applications and packs up reports he prepared the previous night. Meanwhile, the territory’s loss control and field claims representatives also are rising, stepping into their home offices and getting ready to roll. By 6:15 a.m., Burgdorf is on the road. He stops at a local hotel to pick up Information Technology Field Specialist Joe Clabaugh, who is visiting the territory from Cincinnati’s headquarters to answer agencies’ technology questions and to provide personalized training.

Before this day is over, they’ll see examples of the spectrum represented by Cincinnati agencies: Powell & Meadows, a small agency in Carthage, population 2,500; Southern Insurance Group, a newly appointed agency in McMinnville, population 12,700; and Crichton Brandon Jackson & Ward, a large agency in the steadily growing metro area of Nashville, population 545,000.

6:45 a.m. – A Murfreesboro restaurant

This morning’s first stop is a restaurant in Murfreesboro, where claims representatives who serve this territory’s 16 agencies gather to discuss business with the loss control representative, the machinery and equipment specialist and Burgdorf. This is a regular, quarterly gathering where the team talks about claims trends in the territory and topics of shared concern.

Field Claims Manager Ken Burian and Claims Representative David Hartman discuss next steps for handling a claim in Dickson. Both had spent an afternoon there inspecting an insured building that had been damaged by fire. The fire chief had called the agent, who then called in Cincinnati.

At their quarterly breakfast meeting, claims representatives in the Middle Tennessee territory discuss activities in their territory. Clockwise, from left foreground, are George Caffey, senior claims representative; Erick Hill, AIC, claims specialist; Alan Ferree, senior claims specialist; and Don Redden, claims representative.

Burian has responded to Cincinnati claims for 35 years. When asked what has changed in claims philosophy during that period, he is quick to answer: “Nothing.”

“We still treat policyholders the way anyone would want to be treated,” he says, “promptly, fairly and personally. We insist on contact within 24 hours of a claim being reported to us by an agent, and we check things out in person.”

Claims representatives’ personal visits provide additional benefits, helping them to identify potential hazards for policyholders. Field claims representatives write risk reports and share them with the agent, who can advise the insured about safety measures or request services from a Cincinnati loss control specialist. Risk reports also can confirm safe conditions, protecting a good account’s pricing and terms from changes. In 2004, Cincinnati claims representatives in the Middle Tennessee territory wrote 200 reports, helping to identify risks and prevent losses for policyholders, agencies and the company.

As the group reviews accounts, side conversations cover everything from the grading of local roads to how to help a certain agency increase personal lines business. Claims Representative Don Redden joined Cincinnati eight months ago from a national carrier. Already, he feels at home in Middle Tennessee and with Cincinnati’s style. He notes that in four years with his previous employer, he never once met with a policyholder.

“Everything there was handled over the phone,” he says.

Redden and the other claims representatives spend most of the day, every day, visiting policyholders, claimants and agents.

The meeting breaks up on time. Each team member has people to see. Some of them will meet again in agencies later in the day.

9 a.m. – Powell & Meadows Agency, Main Street, Carthage
Burgdorf stops to buy bagels to take to the next agency, and after an hour on the road arrives at Powell & Meadows in Carthage just as a local resident is walking in. The man has come to see about some insurance for his home; an agency representative meets with him immediately.

“We’re in the community, right on Main Street,” agency principal Phillip Piper says.

Independent Agency System
During this decade, industry analysts predict the successful agency will have opportunities to increase in size on average almost three-fold. Agencies are likely to pursue consolidation opportunities, buying or merging with other agencies to create a stronger organization and to expand services.

Analysts predict that, while consolidation will reduce the total number of agencies, today’s successful agencies will continue to thrive with strong leadership and positive results.

Cincinnati expects to benefit from this trend because of our strategy of appointing a limited number of high quality agencies that are leaders in their local markets.

“People know each other, and they trust us.”

They also know the Cincinnati team. David Smith, AIC, is one of two Cincinnati field claims representatives assigned to Powell & Meadows. “I think some policyholders might be just as acquainted with David as they are with us,” Piper jokes, explaining that Smith provides the same high quality of service to policyholders that an agency employee would provide.

“David is here when our policyholders need him, here before the flames are put out and here to make decisions,” Piper says.

Today, Smith, Burgdorf and five other members of this agency’s Cincinnati field team meet with agency representatives to review commercial lines accounts due for renewal over the next several months. Also at the table are Piper, agency principal Ray Edwards, an agency producer and several customer service representatives (CSRs). While the meeting is going on, Clabaugh works one-on-one with other CSRs, teaching them shortcuts for using some company software.

At the renewal meeting, everyone contributes some piece of insight to the account

In Carthage, Cincinnati team members and representatives of the Powell & Meadows Insurance Agency, Inc., discuss upcoming renewals. Across the table, from left, are Powell & Meadows representatives Sandra Maynard, customer service agent; Chris Hawkins, agent; and Melissa Thornton, customer service representative. Facing away, from left, are Cincinnati field team members Kevin Yuenger, LUTCF, CIC, ChFC, CLU, Cincinnati Life marketing director; David Smith, AIC, field claims superintendent; and Joe Vinson, loss control consultant.

Powell & Meadows Insurance Agency, Inc.

“Independent agencies represent clients to carriers. We have our clients’ best interest at heart. We must have a good relationship with our carriers because they have to trust us. It’s called frontline underwriting.” — Phillip Piper

Serves:
•  Carthage, pop. 2,500, and surrounding rural area

Founded:
•  1894

Cincinnati agency since:
•  1969

Licensed producers:
•  4

Branches:
•  2

Cincinnati lines of business offered by agency:
•  Commercial lines, personal lines, life insurance, bond, machinery and equipment, leasing

Cincinnati rank in agency (by volume of business):
•  No. 1 among 6 standard carriers

or the market in general:

•	“That’s a good account, and it’s now on an annual basis. Can we renew it on a three-year term?”

•	“Joe (Vinson, Cincinnati loss control), you’ve conducted several safety classes there. What do you think?”

•	“We paid a driveway claim on that account and the insured was happy. She just wanted someone to care.”

“Most of our business is with Cincinnati,” Piper says. “We like the stability and the fact that we have one commercial lines underwriter at Cincinnati’s headquarters to contact for renewals. Relationship is so important.”

Both agents and policyholders benefit from that relationship because it is based on local knowledge. Headquarters underwriters learn the territory and the accounts, too. They know the history of each account, its strengths and its risks.

In reviewing account histories at this meeting, the group also is reviewing agency growth and profitability. The numbers are good at Powell & Meadows, so the question turns to how

At Southern Insurance Group, Inc., in McMinnville, Jay Bragg, CIC, corporate secretary and an agency principal, discusses a new business prospect with Nick Burgdorf, ARM, RPLU, Cincinnati’s sales field director for the territory.

Southern Insurance Group

“In a rural area like this, if you ask people who insures them, they’ll say Jerry Helton or Southern Insurance, not the carrier. Local people depend on us. We depend on the carrier.” – Jerry Helton, CIC

Serves:
•  McMinnville, pop. 12,700, and surrounding rural area

Founded:
•  About 1900 (mergers)

Cincinnati agency since:
•  2004

Licensed producers:
•  7

Branches:
•  0

Cincinnati lines of business offered by agency:
•  Commercial lines, personal lines, life insurance, bond, machinery and equipment, leasing

Cincinnati rank in agency (by volume of business):
•  New in agency

the agency can continue that trend. Piper speaks for the agency when he says that life insurance and voluntary benefits are the answer, opening more cross-serving opportunities. His comments are timely because Kevin Yuenger, LUTCF, CIC, ChFC, CLU, Cincinnati Life’s marketing representative assigned to assist agencies in this territory, is in the Powell & Meadows office today. All of Cincinnati Life’s field representatives are licensed producers in the states they serve.

“That’s the cool thing about Cincinnati,” Piper says. “They are all right here.”

11 a.m. – At Southern Insurance Group, Main Street, McMinnville
Some 50 miles away, in McMinnville, a personal lines team from Cincinnati’s headquarters has spent the morning sharing the Cincinnati philosophy with Southern Insurance Group, a newly appointed agency. That philosophy has a lot to do with agent autonomy.

“We want to work with agents,” says underwriting manager Tim Wright. “We have guidelines on business, but agents know the territory better than we do. We trust them to do their jobs.”

Although new to Cincinnati, agency principal Jerry Helton, CIC, already likes what he sees and how Cincinnati supports his agency for commercial lines of business.

“Cincinnati can do what a national carrier does in terms of coverage, but it manages relationships the way a regional carrier does,” Helton says. “We like that. We like having someone who will walk in here and work with us one on one, someone who has authority. We have some field people from other carriers who come by to visit. It’s nice to have a cup of coffee with someone, but if they can’t do anything for our clients, it’s a waste of time.”

Burgdorf and Clabaugh arrive at the agency’s office on Main Street around 11:30. While Clabaugh gives commercial lines CSRs a tour of CinciLink, Cincinnati’s secure Web site for agencies, Burgdorf and Helton sit down to discuss a pending application.

Shortly, Senior Machinery & Equipment Specialist Mark Shaw and Loss Control Consultant Vinson meet Burgdorf and Helton at the agency. Together, they go out to visit a new business

Growing with Our Agencies
Cincinnati is the No. 1 or No. 2 carrier in more than 70 percent of its independent agencies. As these agencies continue to grow, the company seeks to strengthen that position by meeting the agencies’ needs. Cincinnati expects to continue to win our agencies’ high quality business by continuing to improve service to each agency, provide competitive products, maintain financial strength and offer “best-in-class” claims handling.

As field and headquarters associates build and strengthen their relationships within more recently appointed agencies, the company gains opportunities to work with the agencies on additional business. Agencies that have represented the company for less than five years averaged slightly less than $1 million in Cincinnati premiums in 2004. Established agencies - those that have represented the company five years or more - averaged approximately $3.4 million in Cincinnati premiums in 2004.

prospect, and they are looking beyond nuts and bolts.

“Housekeeping tells a lot about the risk exposure,” Vinson says after the group visits the potential insured’s place of business. The consensus on this prospect is that Cincinnati likely will pass.

2:45 p.m. – At Crichton Brandon Jackson & Ward, Armory Drive, Nashville
Burgdorf and Clabaugh grab a late lunch on the road and head west to Crichton Brandon Jackson & Ward, a large agency on the second floor of a modern office tower outside Nashville’s I-440 beltway.

Beverly McMahon, the receptionist, greets them warmly and says, “I’ll tell everybody you’re here.”

Clabaugh heads to cubicles in the CSR area to answer technology questions while Burgdorf sets up shop in a conference room. Commercial lines agents and CSRs check in to discuss business prospects, provide updates on recently quoted business and get new coverage quotes.

“Cincinnati is the most valuable carrier in our agency,” says Marketing Director Beth Price, whose agency represents 20 different carriers. “Cincinnati is a true generalist with the unique ability to go outside the box and write business that makes sense. They do have some peculiar rules: We can’t target business already written by Cincinnati through another agency. The company also has been automation challenged, but that is getting better.”

Vice President Rob Crichton notes that Crichton Brandon Jackson & Ward needs volume to do a good job selling personal lines, and right now the agency doesn’t have the tools to do that with Cincinnati. Diamond, Cincinnati’s new personal lines processing system, is scheduled for a future release to Tennessee agencies.

Even so, Cincinnati is the fifth largest carrier for the agency by premium volume, and first in several specific lines of business. “We wish all regional carriers were like Cincinnati,” Crichton says.

Speaking about softening general market conditions, Crichton says, “We try to talk with clients early in the renewal process. It is often in their best interest to stay with the same carrier over the long haul. That’s best for everyone.”

“The three-year commercial policy is huge,” agency

Improving Service
Cincinnati had 92 property casualty field marketing territories at year-end 2004, adding territories in Cleveland, Kansas City, Milwaukee, upstate New York and St. Louis during the year. Smaller field marketing territories let us provide a higher level of sales support and service to the agents who serve our policyholders.

The company anticipates reaching 100 field marketing territories by subdividing eight additional territories in 2005:

Birmingham, Alabama; Central Indiana; Chattanooga, Tennessee; Chicago; Delaware/Maryland; Detroit; Nashville, Tennessee; and Utah. To create a Delaware/Maryland territory, it will subdivide the current Maryland territory and enter Delaware, the company’s first new state since 2000.

President Jimmy Ward adds. “It’s a real benefit, as is Cincinnati’s financial strength.” Claims service, Ward says, also is a selling point. “

If clients have been with Cincinnati, especially through a claim, they’ll stay,” he says.

4:30 p.m. – Nick Burgdorf’s home in Murfreesboro

When Burgdorf arrives home in Murfreesboro, 6-year-old son Cole and 9-year-old daughter Abbey are still in after-school activities. No matter; 17-month-old Allie is on hand to greet him.

After a quick catch-up with Paula, his wife, Burgdorf heads for his office off the front hall. He has calls to make, e-mails to check, appointments to schedule and 45 minutes before he leaves again – this time for basketball practice.

5:30 p.m. – A School Gymnasium, Murfreesboro

Nine athletes look up to Burgdorf, and for good reason...they are all 9 years old, a mass of ponytails, untied shoes and giggles. Burgdorf coaches his daughter’s team, running drills, shouting encouragement and soothing tears.

At the Nashville agency of Crichton Brandon Jackson & Ward, Randy Deskins, AFSB, senior regional director for Cincinnati’s Bond & Executive Risk department, far left, listens while agency partners Parkes Brandon, corporate secretary; Rob Crichton, vice president; and Jimmy Ward, president, assess market conditions.

Crichton Brandon
Jackson & Ward

“We have a major commitment to safety, a major commitment to doing things right. We know the character of a client. That’s what we bring to the table. We know our clients.”

— Jimmy Ward

Serves:
•  Nashville, pop. 545,000, and surrounding urban and suburban areas

Founded:
•  1979

Cincinnati agency since:
•  1995

Licensed producers:
•  13

Branches:
•  0

Cincinnati lines of business offered by agency:
•  Commercial lines, life insurance, bond, machinery and equipment, leasing

Cincinnati rank in agency (by volume of business):
•  No. 4 among more than 10 standard carriers

Like most Cincinnati field team members, Burgdorf is active in his community. He coaches this basketball team and helps with another, and also serves on a committee to raise money for his children’s school. “I don’t just work here; I live here,” Burgdorf says, “I give my neighbors and the company’s local agents the kind of care and respect that build loyalties that will last for a long time. That’s a good deal for them and for Cincinnati Insurance, too.”

7 p.m. – Home in Murfreesboro

Back home, Burgdorf and his family enjoy a chicken that has been stewing in the slow cooker. After reviewing the kids’ homework, Burgdorf has some homework of his own. And so he goes back to his office, wakes up his computer and settles in. There is a lot of territory for Cincinnati to cover tomorrow.

Appointing New Agencies

With approximately a 1 percent overall share of the insurance marketplace in our 31 active states, we know there are opportunities for additional growth.

While ensuring the franchise value of current agency relationships, smaller territories allow our marketing representatives to appoint additional, high-quality agencies in markets where we identify growth opportunities.

We appointed 48 new agencies in 2004 and anticipate appointing approximately 100 new agencies during 2005 and 2006.

Cincinnati field marketing representative Nick Burgdorf, top center, and his friend Brian Sears, right, coach their 9-year-old daughters’ basketball team in Murfreesboro.

Cincinnati Financial Corporation
Directors and Officers

Directors (as of March 4, 2005)

William F. Bahl, CFA	Thomas R. Schiff
Chairman	Chairman and Chief Executive Officer
Bahl & Gaynor, Inc.	John J. & Thomas R. Schiff & Co., Inc.
(investment advisers)	(insurance agency)
Director since 1995 (1)(2)(4)(5*)	Director since 1975 (4)

James E. Benoski	Frank. J. Schultheis
Vice Chairman and Chief Insurance Officer	President (retired)
Cincinnati Financial Corporation	Schultheis Insurance Agency, Inc.
Director since 2000 (3)(4)	Director since 1995 (3)

Michael Brown	John M. Shepherd
President	Chairman and Chief Executive Officer
Cincinnati Bengals, Inc.	The Shepherd Chemical Company
Director since 1980 (3)	Director since 2001 (3)(5)

Dirk J. Debbink	Douglas S. Skidmore
President	President and Chief Executive Officer
MSI General Corporation	Skidmore Sales & Distributing Company, Inc.
Director since 2004 (1)	Director since 2004 (1)

Kenneth C. Lichtendahl	Larry R. Webb, CPCU
President and Chief Executive Officer	President
Tradewinds Beverage Company	Webb Insurance Agency, Inc.
Director since 1988 (1*)(2)(5)	Director since 1979 (3)

W. Rodney McMullen	E. Anthony Woods
Vice Chairman	Chairman
The Kroger Co.	Deaconess Associations, Inc.
Director since 2001(2*)(4)	(health care)
Director since 1998 (1)(4)

Gretchen W. Price
Vice President-Finance & Accounting	(1) Audit Committee
Global Operations	(2) Compensation Committee; also
Procter & Gamble	Lawrence H. Rogers II, adviser
Director since 2002 (1)(2)	(3) Executive Committee

John J. Schiff, Jr., CPCU	(4) Investment Committee; also Richard M.
Chairman, President and Chief Executive Officer	Burridge, CFA, adviser
Cincinnati Financial Corporation	(5) Nominating Committee
Director since 1968 (3*)(4*)	* Committee Chair

Officers (as of March 4, 2005)

John J. Schiff, Jr., CPCU	Kenneth S. Miller, CLU, ChFC
Chairman, President and Chief Executive Officer	Chief Investment Officer and Senior Vice President,
Assistant Secretary, Assistant Treasurer

James E. Benoski
Vice Chairman and Chief Insurance Officer	Eric N. Mathews, CPCU, AIAF
Vice President, Assistant Secretary, Assistant
Treasurer

Kenneth W. Stecher
Chief Financial Officer and Senior Vice President,
Secretary, Treasurer

Directors Emeriti

Vincent H. Beckman	Robert C. Schiff
Robert J. Driehaus	David B. Sharrock
John E. Field, CPCU	Thomas J. Smart Alan
Jackson H. Randolph	R. Weiler, CPCU
Lawrence H. Rogers II	Charles I. Westheimer
John Sawyer	William H. Zimmer

After 10 years of service as a director of Cincinnati Financial, Frank Schultheis will not stand for re-election in April 2005. He retired in 2004 from Schultheis Insurance Agency, Inc., an Evansville, Indiana-based agency that has represented The Cincinnati Insurance Companies since 1970. Your company has been a grateful beneficiary of his many professional achievements and his community spirit. We thank Frank, as we also thank our shareholders who have elected him to serve several consecutive terms.

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures

     Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

     Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments – when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•	Net income before realized investment gains and losses: Net income before realized investment gains and losses (readers also may have seen this measure defined as operating income) is calculated by excluding net realized investment gains and losses from net income. Management evaluates net income before realized investment gains and losses to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider net income before realized investment gains and losses to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents net income before realized investment gains and losses so that all investors have what management believes to be a useful supplement to GAAP information.

•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments.

Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•	Written premium adjustment – statutory basis only: In 2002, the company refined its estimation process for matching written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

•	Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized statutory property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when analyzing written premiums and statutory ratios that make use of written premiums.

•	Life insurance gross written premiums: In analyzing the life insurance company’s gross written premiums, management excludes five larger, single-pay life insurance policies (bank-owned life insurance or BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the independent agency distribution channel.

•	One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items.

*	In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.

*	In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.

*	In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium BOLI policy that was booked at the end of 1999 and segregated as a separate account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company’s consolidated financials.

Reconciliation of Consolidated Financial Data
Cincinnati Financial Corporation and Subsidiaries

	Years ended December 31,
(Dollars in millions except per share data)	2004	2003	2002	2001	2000	1999

Income Statement Data
Net income	$584	$374	$238	$193	$118	$255
One-time items	—	15	—	—	(25)	—

Net income before one-time items	$584	$359	$238	$193	$143	$255
Net realized investment gains and losses	60	(27)	(62)	(17)	(2)	0

Net income before realized investment gains and losses, before one-time item	$524	$386	$300	$210	$145	$255

Per Share Data (diluted)
Net income	$3.44	$2.20	$1.39	$1.13	$0.70	$1.44
One-time items	—	0.09	—	—	(0.15)	—

Net income before one-time items	$3.44	$2.11	$1.39	$1.13	$0.85	$1.44
Net realized investment gains and losses	0.36	(0.16)	(0.36)	(0.10)	(0.01)	—

Net income before realized investment gains and losses, before one-time item	$3.08	$2.27	$1.75	$1.23	$0.86	$1.44

Return on Average Equity
Return on average equity	9.4%	6.3%	4.1%	3.2%	2.1%	4.6%
One-time items	—	(0.3)	—	—	0.4	—

Return on average equity before one-time items	9.4%	6.0%	4.1%	3.2%	2.5%	4.6%

Return on Average Equity Based on Comprehensive Income
ROE based on comprehensive income	4.6%	13.8%	(4.0%)	2.5%	13.1%	1.9%
One-time items	—	(0.3)	—	—	0.4	—

ROE based on comprehensive income before one-time items	4.6%	13.5%	(4.0%)	2.5%	13.5	1.9%

Investment Income
Investment income, net of expenses	$492	$465	$445	$421	$415	$387
Bank-owned life insurance	—	—	—	—	(5)	—

Investment income, net of expenses, before BOLI	$492	$465	$445	$421	$410	$387

Reconciliation of Property Casualty Data (Statutory)(1)
Cincinnati Insurance Property Casualty Group

	Years ended December 31,
(Dollars in millions)	2004	2003	2002	2001	2000	1999

Premiums(1)
Written premiums (adjusted)	$3,026	$2,789	$2,496	$2,188	$1,936	$1,681
Codification(2)	—	—	—	402	(55)	—
Written premium adjustment(2)	(29)	26	117	—	—	—

Written premiums (reported)(2)	2,997	2,815	2,613	2,590	1,881	1,681
Unearned premiums change	(78)	(162)	(222)	(517)	(53)	(23)

Earned premiums (GAAP)	$2,919	$2,653	$2,391	$2,073	$1,828	$1,658

Year-over-year Growth Rate:
Written premiums (adjusted)(2)	8.5%	11.7%	14.0%	13.0%	15.2%	7.9%
Written premiums (reported)(2)	6.5	7.7	0.9	37.7	11.9	7.9
Earned premiums	10.0	10.9	15.4	13.3	10.3	7.5

Combined Ratio(1)
Combined ratio (reported)	89.4%	94.2%	98.4%	99.5%	112.5%	100.4%
Codification(2)	—	—	—	4.1	(0.9)	—
Written premium adjustment	nm	nm	1.2	—	—	—
One-time items	—	0.8	—	—	(1.7)	—

Combined ratio (adjusted)	89.4%	95.0%	99.6%	103.6%	109.9%	100.4%

Catastrophe losses	(5.1)	(3.6)	(3.6)	(3.1)	(2.7)	(2.5)

Combined ratio excluding catastrophe losses (adjusted)	84.3%	91.4%	96.0%	100.5%	107.2%	97.9%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts nm – not meaningful

[1]	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

[2]	Prior to 2001, property casualty written premiums were recognized as they were billed throughout the policy period. Effective January 1, 2001, written premiums have been recognized on an annualized basis at the effective date of the policy. Written premiums for 2000 were reclassified to conform with the 2001 presentation; information was not readily available to reclassify earlier year statutory data. The growth rates in written premiums between 1999 and 2000 are overstated because 1999 premiums are shown on a billed basis.

Reconciliation of Commercial Lines Property Casualty Data (Statutory)(1)

Cincinnati Insurance Property Casualty Group

	Years ended December 31,
(Dollars in millions)	2004	2003	2001	2001	2000	1999

Premiums(1)
Written premiums (adjusted)	$2,209	$2,009	$1,795	$1,551	$1,326	$1,100
Codification(2)	—	—	—	276	(51)	—
Written premium adjustment(2)	(23)	22	110	—	—	—

Written premiums (reported)(2)	2,186	2,031	1,905	1,827	1,275	1,100
Unearned premiums change	(60)	(123)	(184)	(374)	(43)	(12)

Earned premiums (GAAP)	$2,126	$1,908	$1,721	$1,453	$1,232	$1,088

Year-over-year Growth Rate:
Written premiums (adjusted)(2)	10.0%	13.1%	15.8%	16.9%	20.5%	7.8%
Written premiums (reported)(2)	7.6	6.6	4.2	43.3	15.9	7.8
Earned premiums	11.4	10.8	18.6	17.9	13.2	6.7

Combined Ratio(1)
Combined ratio (reported)	83.7%	90.9%	95.3%	96.7%	117.2%	101.2%
Codification(2)	—	—	—	4.0	(1.2)	—
Written premium adjustment	nm	nm	1.5	—	—	—
One-time items	—	0.7	—	—	(1.6)	—

Combined ratio (adjusted)	83.7%	91.6%	96.8%	100.7%	114.4%	101.2%

Catastrophe losses	(3.4)	(2.2)	(2.3)	(1.9)	(1.5)	(2.7)

Combined ratio excluding catastrophe losses (adjusted)	80.3%	89.4%	94.5%	98.8%	112.9%	98.5%

Reconciliation of Personal Lines Property Casualty Data (Statutory)(1)

Cincinnati Insurance Property Casualty Group

	Years ended December 31,
(Dollars in millions)	2004	2003	2001	2001	2000	1999

Premiums(1)
Written premiums (adjusted)	$817	$780	$701	$637	$610	$581
Codification(2)	—	—	—	126	(4)	—
Written premium adjustment(2)	(6)	4	7	—	—	—

Written premiums (reported)(2)	811	784	708	763	606	581
Unearned premiums change	(18)	(39)	(38)	(143)	(10)	(11)

Earned premiums (GAAP)	$793	$745	$670	$620	$596	$570

Year-over-year Growth Rate:
Written premiums (adjusted)(2)	4.7%	12.0%	9.8%	4.6%	5.0%	8.0%
Written premiums (reported)(2)	3.4	10.8	(7.2)	26.1	4.3	8.0
Earned premiums	6.4	11.2	8.1	4.0	4.6	9.0

Combined Ratio(1)
Combined ratio (reported)	104.6%	102.9%	106.5%	105.9%	110.6%	97.8%
Codification(2)	—	—	—	4.6	(0.2)	—
Written premium adjustment	nm	nm	0.3	—	—	—
One-time items	—	1.0	—	—	(2.0)	—

Combined ratio (adjusted)	104.6%	103.9%	106.8%	110.4%	108.4%	97.8%

Catastrophe losses	(9.7)	(7.3)	(7.1)	(5.8)	(5.4)	(1.4)

Combined ratio excluding catastrophe losses (adjusted)	94.9%	96.6%	99.7%	104.6%	103.0%	96.4%

Reconciliation of Life Company Data (Statutory)(1)

The Cincinnati Life Insurance Company

	Years ended December 31,
(Dollars in millions)	2004	2003	2001	2001	2000	1999

Gross written premiums (reported)	$230	$173	$244	$122	$157	$421
Bank-owned life insurance (BOLI) adjustment	(10)	—	(34)	—	(20)	(303)

Gross written premiums (adjusted)	$220	$173	$210	$122	$137	$118

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.
nm – Not meaningful

[1]	Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

[2]	Prior to 2001, property casualty written premiums were recognized as they were billed throughout the policy period. Effective January 1, 2001, written premiums have been recognized on an annualizedbasis at the effective date of the policy. Written premiums for 2000 were reclassified to conform with the 2001 presentation; information was not readily available to reclassify earlier year statutory data. The growth rates in written premiums between 1999 and 2000 are overstated because 1999 premiums are shown on a billed basis.

Cincinnati Financial Corporation

2004 Annual Report on Form 10-K

Table of Contents

		10-K Page
Part I		1–18
Item 1	Business	1
Item 2	Properties	18
Item 3	Legal Proceedings	18
Item 4	Submission of Matters to a Vote of Security Holders	18
Part II		19–91
Item 5	Market for the Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	19
Item 6	Selected Financial Data	20
Item 7	Management's Discussion and Analysis of Financial Condition and Results of Operations	23
Item 7A	Quantitative and Qualitative Disclosures About Market Risk	63
Item 8	Financial Statements and Supplementary Data	69
	Includes:	
	Responsibility for Financial Statements	69
	Management's Annual Report on Internal Control Over Financial Reporting	70
	Report of Independent Registered Public Accounting Firm	71
Item 9	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	91
Item 9A	Controls and Procedures	91
Item 9B	Other Information	91
Part III		91–92
Item 10	Directors and Executive Officers of the Registrant	91
Item 11	Executive Compensation	92
Item 12	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	92
Item 13	Certain Relationships and Related Transactions	92
Item 14	Principal Accountant Fees and Services	92
Part IV		92–109
Item 15	Exhibits and Financial Statement Schedules	92

25

Cincinnati Financial Corporation
2004 Annual Report on Form 10-K
Table of Contents 10-K Page Part I 1–18

Part II 19–91
Item 5 Market for the Registrant’s Common Equity, Related Stockholder
Matters and Issuer Purchases of Equity Securities . . . . . . . . . . . . . . . .19
Item 6 Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
Item 7 Management’s Discussion and Analysis of Financial Condition

Includes:
Responsibility for Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .69
Management’s Annual Report on Internal Control Over
Financial Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70
Report of Independent Registered Public Accounting Firm . . . . . . . . . .71
Item 9 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
Item 9A Controls and Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
Item 9B Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
Part III 91–92
Item 10 Directors and Executive Officers of the Registrant . . . . . . . . . . . . . . . . . . .91
Item 11 Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
Item 12 Security Ownership of Certain Beneficial Owners and
Management and Related Stockholder Matters . . . . . . . . . . . . . . . . . . .92
Item 13 Certain Relationships and Related Transactions . . . . . . . . . . . . . . . . . . . .92
Item 14 Principal Accountant Fees and Services . . . . . . . . . . . . . . . . . . . . . . . . . .92
Part IV 92–109
Item 15 Exhibits and Financial Statement Schedules . . . . . . . . . . . . . . . . . . . . . . .92
25

Subsidiary Directors and Officers

As of March 4, 2005, listed alphabetically
The Cincinnati Insurance Company (CIC)	The Cincinnati Casualty Company (CCC)	CFC Investment Company (CFC-I)
The Cincinnati Indemnity Company (CID)	The Cincinnati Life Insurance Company (CLIC)	CinFin Capital Management (CCM)

Executive Officers
James E. Benoski
CIC, CID, CCC Vice Chairman of the Board CIC, CID, CCC, CLIC Chief Insurance Officer and Senior Vice President—Headquarters Claims Director of all subsidiaries
Craig W. Forrester, CLU
CIC, CID, CCC, CLIC Senior Vice President—Information Technology
Thomas A. Joseph, CPCU
CIC, CID, CCC Senior Vice President—Commercial Lines CCC Director
Eric N. Mathews, CPCU, AIAF
CIC, CID, CCC Senior Vice President—Corporate Accounting and Treasurer
Daniel T. McCurdy
CIC, CID, CCC Senior Vice President—Bond & Executive Risk CCC Director
Larry R. Plum, CPCU
CCC President
CIC, CID Senior Vice President—Personal Lines CIC, CID, CCC, CLIC Director
David H. Popplewell, FALU, LLIF
CLIC President and Chief Operating Officer; Director
J. F. Scherer
CIC, CID, CCC, CLIC Senior Vice President—Sales & Marketing; Director CFC-I Director
John J. Schiff, Jr., CPCU
CIC, CID Chairman, President and Chief Executive Officer
CCC Chairman and Chief Executive Officer CLIC Chief Executive Officer CIC, CID, CCC, CLIC, CFC-I Director
Joan O. Shevchik, CPCU, CLU
CIC, CID, CCC Senior Vice President—Corporate Communications
Kenneth W. Stecher
CIC, CID, CCC, CLIC, CFC-I Chief Financial Officer and Senior Vice President—Corporate Accounting; Secretary CCM Treasurer Director of all subsidiaries
Timothy L. Timmel
CIC, CID, CCC, CLIC, CFC-I Senior Vice President—Operations; Director

Senior Officers
Michael R. Abrams
CCM Vice President
Donald R. Adick, FLMI
CLIC Senior Vice President—Life Marketing Administration
Dawn M. Alcorn
CIC, CID, CCC Vice President—Administrative Services
Brad E. Behringer
CLIC Senior Vice President and Chief Underwriter
Douglas A. Bogenreif, CLU
CLIC Vice President—Life Marketing Administration
David L. Burbrink
CLIC Vice President—Life Field Services
Richard W. Cumming, ChFC, CLU, FSA, MAAA
CIC, CID, CCC, CLIC Senior Vice President and Chief Actuary CLIC Director
Joel W. Davenport, CPCU, AAI
CIC, CID, CCC Vice President—Commercial Lines
J. Michael Dempsey, CLU
CLIC Vice President—Life Marketing Administration
Mark R. DesJardins, CPCU, AIM, AIC, ARP
CIC, CID, CCC Vice President—Education & Training
Donald J. Doyle, Jr., CPCU, AIM
CIC, CID, CCC, CLIC Senior Vice President—Internal Audit
Harold L. Eggers, CLU, FLMI, FALU, HIAA
CLIC Vice President—Life Policy Issue
Frederick A. Ferris
CIC, CID, CCC Vice President—Commercial Lines
Bruce S. Fisher, CPCU, AIC
CIC, CID, CCC Vice President—Headquarters Claims
Carl C. Gaede, CPCU, AFSB
CIC, CID, CCC Vice President—Bond & Executive Risk
Michael J. Gagnon
CIC, CID, CCC Vice President—Headquarters Claims
Kevin E. Guilfoyle
CFC-I Senior Vice President—Leasing
David L. Helmers, CPCU, API, ARe, AIM
CIC, CID, CCC Vice President—Personal Lines
Theresa A. Hoffer
CIC, CID, CCC Vice President—Corporate Accounting
Martin F. Hollenbeck, CFA
CIC, CID, CCC, CLIC, CCM Vice President—Investments
Timothy D. Huntington, CPCU, AU
CIC, CID, CCC Vice President—Commercial Lines
Thomas H. Kelly
CIC, CID, CCC Vice President—Bond & Executive Risk
Christopher O. Kendall, CPCU, AIT, AIM, ARe, ARM, ARP
CIC, CID, CCC Vice President—Commercial Lines
Gary J. Kline, CPCU
CIC, CID, CCC Vice President—Commercial Lines
Robert L. Laymon,
CIC, CID, CCC Vice President— Bond & Executive Risk
Steven W. Leibel, CPCU, AIM
CIC, CID, CCC Vice President—Personal Lines
Jerry L. Litton
CFC-I Treasurer
Richard L. Mathews, CPCU
CIC, CID, CCC, CLIC Vice President—Information Technology
Richard P. Matson
CIC, CID, CCC, CFC-I, CLIC Vice President—Purchasing/Fleet
Kenneth S. Miller, CLU, ChFC
CFC-I President and Chief Operating Officer CIC, CID, CCC, CLIC Chief Investment Officer and Senior Vice President—Investments CCM President Director of all subsidiaries
Martin J. Mullen, CPCU
CIC, CID, CCC Vice President—Headquarters Claims
Glenn D. Nicholson, LLIF
CLIC Senior Vice President and Senior Marketing officer; Director
Michael K. O’Connor, CFA, AFSB
CCM Vice President
Marc A. O’Dowd, CPA, CPCU
CIC, CID, CCC, CLIC Internal Audit Officer
Todd H. Pendery, FLMI
CLIC Vice President—Corporate Accounting and Treasurer
Charles E. Robinson, CPCU
CIC, CID, CCC Vice President—Field Claims
Michael A. Rouse
CIC, CID, CCC Vice President—Commercial Lines
Thomas J. Scheid
CIC, CID, CCC, CLIC Vice President—Premium Audit
Gregory D. Schmidt, CPCU, ARP, CPP, ACP, ARC
CIC, CID, CCC, CLIC Vice President—Staff Underwriting
Norman R. Settle
CIC, CID, CCC Senior Vice President— Administrative Services/Machinery & Equipment Specialties/Loss Control
J. B. Shockey, CPCU, CIC, CLU
CIC, CID, CCC Vice President—Sales & Marketing
David W. Sloan
CFC-I Vice President—Leasing
Scott K. Smith, CPCU, ARM, AIM, AU
CIC, CID, CCC Vice President—Commercial Lines
Steven A. Soloria, CFA
CIC, CID, CCC, CLIC, CCM Vice President—Investments CCM Secretary
Charles P. Stoneburner II, CPCU
CIC, CID, CCC Vice President—Field Claims
Gary B. Stuart
CIC, CID, CCC Vice President—Sales & Marketing
Duane I. Swanson, CIC
CIC, CID, CCC Vice President—Sales & Marketing
Philip J. Van Houten, CFE, FCLS
CIC, CID, CCC Vice President—Headquarters Claims
Jody L. Wainscott
CIC, CID, CCC Vice President—Research & Development
Mark A. Welsh
CIC, CID, CCC, CLIC Vice President—Staff Underwriting
Mark S. Wietmarschen
CIC, CID, CCC Vice President—Commercial Lines
Heather J. Wietzel
CIC, CID, CCC Vice President and Investor Relations Officer
Gregory J. Ziegler
CIC, CID, CCC, CLIC, CFC-I Vice President—Personnel

Mark J. Huller
CIC, CID, CCC, CLIC Senior Counsel
Eugene M. Gelfand
CIC, CID, CCC, CLIC Counsel
G. Gregory Lewis
CIC, CID, CCC, CLIC Counsel
Lisa A. Love
CIC, CID, CCC, CLIC Senior Counsel
Stephen C. Roach
CIC, CID, CCC, CLIC Counsel

Non-Officer Directors
William F. Bahl, CFA
CIC, CID, CCC, CLIC Director
W. Rodney McMullen
CIC,CID, CCC, CLIC Director
Thomas R. Schiff
CIC, CID, CCC, CLIC Director
Frank J. Schultheis
CIC, CID Director
Larry R. Webb, CPCU
CIC, CID Director
E. Anthony Woods
CIC, CID, CCC, CLIC Director

CIC Directors Emeriti
Vincent H. Beckman
Robert J. Driehaus
Richard L. Hildbold, CPCU
William H. Zimmer

Appendix

Shareholder Information

Cincinnati Financial Corporation had approximately 11,850 shareholders of record as of December 31, 2004. Many of the company’s independent agent representatives and most of the 3,884 associates of its subsidiaries own the company’s common stock.

Stock Listing

Common shares are traded under the symbol CINF on the Nasdaq National Market.

Annual Meeting

The Annual Meeting of Shareholders of Cincinnati Financial Corporation will take place at 9:30 a.m. on Saturday, April 23, 2005, at the Cincinnati Art Museum in Eden Park, Cincinnati, Ohio. If you are unable to attend, you may listen to an audio webcast from the Investors section of the company’s Web site, www.cinfin.com.

Shareholder Services

Please direct inquiries about stock transfer, dividend reinvestment, dividend direct deposit, lost certificates, change of address or electronic delivery and elimination of duplicate mailings to Kenneth W. Stecher, Chief Financial Officer, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, (513) 870-2639, or e-mail shareholder_inquiries@cinfin.com.

Form 10-K

Cincinnati Financial Corporation’s Annual Report on Form 10-K, filed annually with the Securities and Exchange Commission, is included in this Annual Report. Additional copies are available at no cost by contacting Mr. Stecher. You also may access and print this document from the Investors section of www.cinfin.com.

Interim Communications

During 2005, Cincinnati Financial Corporation is tentatively scheduled to report interim results as follows:

First quarter ending March 31	April 20
Second quarter ending June 30	July 20
Third quarter ending September 30	October 19

Information regarding actual interim release dates and quarterly conference call webcasts is available approximately two weeks after the end of each quarter on www.cinfin.com, by calling (513) 870-2768 or by e-mailing investor_inquiries@cinfin.com.

Corporate Headquarters	Independent Registered
Cincinnati Financial Corporation	Public Accounting Firm
6200 South Gilmore Road	Deloitte & Touche LLP
Fairfield, Ohio 45014-5141	250 East Fifth Street
Phone: (513) 870-2000	Cincinnati, Ohio 45202-5109
Fax: (513) 870-2066

Common Stock Price and Dividend Data

	2004				2003
Quarter:	1st	2nd	3rd	4th	1st	2nd	3rd	4th
High	$43.69	$43.87	$43.79	$45.70	$37.57	$37.49	$39.73	$39.91
Low	38.87	39.80	39.33	38.40	31.50	33.43	34.86	37.77
Period-end close	41.38	43.52	41.22	44.26	33.40	35.28	38.10	39.76
Cash dividends declared	0.262	0.275	0.275	0.275	0.238	0.238	0.238	0.238

Source: Nasdaq National Market

The common stock prices and dividend data above are adjusted to reflect the 5 percent stock dividend paid June 15, 2004; the data is not adjusted to reflect the 5 percent stock dividend declared February 5, 2005, and payable April 26, 2005, to shareholders of record on April 6, 2005.

CINCINNATI FINANCIAL CORPORATION
The Cincinnati Insurance Company
The Cincinnati Casualty Company
The Cincinnati Indemnity Company
The Cincinnati Life Insurance Company
CFC Investment Company
CinFin Capital Management Company